September 24, 2025

V. James Vena
Chief Executive Officer
UNION PACIFIC CORP
1400 Douglas Street
Omaha, Nebraska 68179

       Re: UNION PACIFIC CORP
           Registration Statement on Form S-4
           Filed September 16, 2025
           File No. 333-290282
Dear V. James Vena:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner at 202-551-6548 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:   Brandon Van Dyke, Esq.